[ENZON LOGO]                                    FOR IMMEDIATE RELEASE
================================================================================



                                                Contact: Craig Tooman
                                                EVP, Finance and Chief Financial
                                                Officer
                                                908-541-8777

                    ENZON REPORTS SECOND QUARTER 2006 RESULTS
         -- Company Continues to Build a Promising Oncology Franchise --

Bridgewater, NJ - August 1, 2006 - Enzon Pharmaceuticals, Inc. (Nasdaq: ENZN) (Enzon or the Company) today announced its financial results for the second quarter of 2006. For the three months ended June 30, 2006, Enzon reported net income of $11.0 million or $0.25 per diluted share, as compared to a net loss of $(85.5) million or $(1.97) per diluted share for the three months ended June 30, 2005.

"Our results this quarter were strong, but more importantly, we are committed to our long-term goal of building a novel oncology business." said Jeffrey H. Buchalter, chairman and chief executive officer of Enzon. "We are continuing to maximize the value of our oncology products and have broadened our pipeline by licensing compounds utilizing the broad LNA(R) technology platform in an effort to drive long-term, sustainable growth."

FINANCIAL RESULTS
For the three months ended June 30, 2006, Enzon reported an adjusted net income of $7.9 million or $0.18 per diluted share, as compared to an adjusted net loss of $(82.0) million or $(1.89) per diluted share for the three months ended June 30, 2005. The June 2005 adjusted net loss included $80.2 million of deferred income tax adjustments.

Highlights include:
o The Company entered into a strategic collaboration with Santaris Pharma A/S to develop and commercialize a series of innovative RNA Antagonists based on Santaris's LNA(R) (locked nucleic acid) technology.
o        The Company today announced two updates from its oncology pipeline;
         first, the start of a phase I trial with Oncaspar(R) in combination with Gemzar(R) (gemcitabine HCl for Injection) in patients with advanced solid tumors and lymphomas and second, IND approval to begin a phase I/II trial with rhMBL in immunosuppressed patients with multiple myeloma who are undergoing chemotherapy or stem cell transplantation.
o The Company recently reported on July 25, 2006, that the U.S. Food and Drug Administration approved an expanded label for Oncaspar to include use as a first-line treatment for patients with acute lymphoblastic leukemia (ALL).
o        The Company successfully refinanced the majority of its debt position.
         Enzon raised $275.0 million in an offering of new 4 percent convertible notes due 2013 (4% Notes) and repurchased $133.8 million of its existing 4 1/2 percent convertible notes due 2008 (4.5% Notes) during the quarter and an additional $137.6 million of 4.5% Notes in July 2006.

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REVENUES
The following table reflects the revenues generated by product and segment for each of the three-month periods ended June 30, 2006 and 2005.

                                                               Three Months Ended
                                         ---------------------------------------------------------------
                                                                 (in thousands)
                                         ----------------------------------------------------------------
                                                  June 30, 2006           June 30, 2005     % Change
                                         ----------------------------------------------------------------
PRODUCTS
  Oncaspar                                             $  7,543                  $5,849              29%
  Depocyt                                                 1,936                   1,653              17%
  Abelcet                                                 9,393                  11,347            (17%)
  Adagen                                                  5,665                   4,631              22%
                                         ----------------------------------------------------------------
TOTAL PRODUCTS                                           24,537                  23,480               5%

ROYALTIES                                                17,936                  16,878               6%
CONTRACT MANUFACTURING                                    5,131                   3,309              55%
                                         ----------------------------------------------------------------
TOTAL REVENUES                                         $ 47,604                $ 43,667               9%
                                         ================================================================

Products Segment
Products segment sales, comprised of sales of Oncaspar(R), Depocyt(R) , Abelcet(R) , and Adagen(R) , increased to $24.5 million for the three months ended June 30, 2006, from $23.5 million for the three months ended June 30, 2005. The improved sales are mainly attributable to an increase in volume for all products, except Abelcet.

Oncaspar (a PEG-enhanced version of a naturally occurring enzyme called L-asparaginase) sales grew to $7.6 million or twenty-nine percent for the three months ended June 30, 2006, as compared to $5.9 million for the three months ended June 30, 2005. On July 25, 2006, the company announced it received approval of its supplemental Biologics License Application (sBLA) for Oncaspar for use in the first-line treatment of patients with ALL. In addition, Enzon is continuing to progress the new clinical program for Oncaspar by initiating its first trial in a variety of solid tumors.

Sales of Depocyt, a sustained-release formulation of the chemotherapeutic agent cytarabine arabinoside or ara-C used for the treatment of lymphomatous meningitis, increased to $1.9 million or seventeen percent for the three months ended June 30, 2006, as compared to $1.7 million for the three months ended June 30, 2005.

Sales of Abelcet in the U.S. and Canada, a lipid complex formulation of amphotericin B used primarily in the hospital to treat immuno-comprised patients with invasive fungal infections, for the three months ended June 30, 2006 were $9.3 million, down seventeen percent as compared to $11.3 million for the three months ended June 30, 2005. The decrease was primarily the result of continued competition that resulted in a decline in volume. The Company anticipates increased competition from new therapeutics entering the market later this year.



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Sales of Adagen, an enzyme replacement therapy used to treat adenosine deaminase
(ADA) deficiency in patients with severe combined immunodeficiency disease, increased twenty-two percent to $5.7 million for the three months ended June 30, 2006, as compared to $4.6 million for the three months ended June 30, 2005. This market has a very small number of patients so quarter-to-quarter variability is not uncommon.

Royalties Segment
Revenues from the Company's Royalties segment for the three months ended June 30, 2006 were $18.0 million, as compared to $16.9 million for the three months ended June 30, 2005, an increase of six percent. This includes the proceeds of $1.0 million on the sale of the Company's SS1P program, an immunotoxin fusion protein, to Cambridge Antibody Technology. Royalties on PEG-INTRON, marketed by Schering-Plough, continue to comprise the majority of our royalty revenue.

Contract Manufacturing Segment
The Company's revenues from its Contract Manufacturing segment were $5.1 million for the three months ended June 30, 2006, as compared to $3.4 million in the corresponding period of the prior year. This includes contract manufacturing revenues related to services the Company provides for customers who require injectable products, such as Abelcet for markets outside of Canada and the U.S. The fifty-five percent increase in revenue was mainly attributable to the timing of third party shipments as stated last quarter. The availability of certain raw materials in March 2006 delayed the production in the first quarter of 2006 and the resulting revenues of products that the Company manufactures. It is not uncommon for the timing of the shipments to cause quarter-over-quarter fluctuations.

COST OF SALES AND CONTRACT MANUFACTURING
Cost of product sales and contract manufacturing as a percentage of revenues from product sales and contract manufacturing, decreased to forty-two percent for the three months ended June 30, 2006, as compared to fifty-one percent for the three months ended June 30, 2005. This decrease relative to revenues was primarily attributable to increased contract manufacturing volumes as well as favorable changes in product mix period over period.

RESEARCH AND DEVELOPMENT
The Company's research and development expenses were $9.5 million for the three months ended June 30, 2006, as compared to $5.5 million for the three months ended June 30, 2005. The increase was attributable to initiation of new clinical programs in 2006, as compared to organizational and research and development portfolio restructuring that occurred in the second quarter of 2005. Enzon is committed to investing in research and development to build a leading oncology business through the continued development of its current portfolio, reinforcing its position as a scientific leader in PEGylation through its Customized Linker Technology(TM) platforms and strategic in-licensing of innovative cancer programs, as demonstrated by our strategic collaboration with Santaris discussed above.

SELLING, GENERAL AND ADMINISTRATIVE
Selling, general and administrative expenses decreased to $15.3 million, or 13 percent, for the three months ended June 30, 2006, as compared to $17.5 million for the three months ended June 30, 2005. The reduction is mainly attributable to more focused marketing spending in 2006. The Company will continue to invest in new selling, marketing, and other initiatives to further its objective of

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                                       -4-

delivering long-term value, including improving its top-line performance by investing in its commercial operations.

AMORTIZATION OF ACQUIRED INTANGIBLE ASSETS
Amortization expense decreased by $3.2 million to $0.2 million for the three months ended June 30, 2006, as compared to $3.4 million for the three months ended June 30, 2005. This reduction was due to the impairment of Abelcet-related intangible assets recorded in the quarter ended December 2005.

OTHER INCOME (EXPENSE)
Net other income (expense) is comprised of investment income, interest expense, and other non-operating expenses. The Company reported other income of approximately one million dollars for the three months ended June 30, 2006, as compared to other expense of nearly seven million dollars in the same period in the prior year. The improvement resulted primarily from the debt re-financing as the Company recorded a gain of $4.4 million on the repurchase of the 4.5% Notes at a discount to par. This income was reduced by the partial write-off of the 4.5% Notes offering costs of $1.3 million.

INCOME TAXES
For the three months ended June 30, 2006, the Company recognized a nominal amount of state and Canadian tax, whereas in the quarter ended June 30, 2005, the Company recorded a non-cash charge of $80.2 million including a deferred tax asset reserve of $68.2 million and the establishment of a deferred tax liability of $10.6 million associated with goodwill. For 2006, the estimated effective annual U.S. income tax rate is zero due to the Company's projected taxable income and availability of net operating loss carryforwards.

CASH AND INVESTMENTS
Total cash reserves are $369.6 million as of June 30, 2006, as compared to $226.6 million as of December 31, 2005. The net increase in cash reserves was the result of the $275.0 million debt refinancing, as well as cash inflows from operating activities and the first-quarter 2006 sale of Nektar shares. This increase in cash has been partially offset by associated payments for the extinguishment of $133.8 million of the 4.5% Notes as well as the payment to Sanofi-Aventis related to the previously announced reduction of the royalty rates that the Company pays on Oncaspar sales. Cash reserves include cash, cash equivalents, short-term investments, and marketable securities. Subsequent to the quarter ended June 30, 2006, the Company repurchased the $137.6 million of its existing 4.5% Notes.












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                                       -5-

RECONCILIATION OF GAAP NET INCOME (LOSS) TO ADJUSTED NET INCOME (LOSS)
The following table reconciles the Company's net income (loss) and net income
(loss) per diluted share as determined in accordance with U.S. generally accepted accounting principles (GAAP) to its adjusted net income (loss) and adjusted net income (loss) per diluted share for the three months ended June 30, 2006 and 2005:

                                                                        Three Months Ended
                                                             (in thousands, except per-share amounts)
                                                   --------------------------------------------------------------
                                                           June 30, 2006                    June 30, 2005
                                                   ------------------------------    ----------------------------
                                                                        Net
                                                                      income                             Net
                                                                        per                            loss per
                                                        Net           diluted            Net           diluted
                                                       income          share             loss           share
                                                   --------------- --------------    ------------- --------------
GAAP net income (loss)                                $ 10,987       $ 0.25          $ (85,532)        $ (1.97)
Adjustments to GAAP net  income (loss):
  Gain related to the repurchase of
  debt (1)                                              (3,113)       (0.07)                 -               -
  Loss related to the sale of NPS common stock,
    net of tax (2)                                           -            -              3,529            0.08
                                                   --------------- --------------    ------------- --------------
Adjusted net income (loss) (3)                         $ 7,874       $ 0.18          $ (82,003)        $ (1.89)
                                                   =============== ==============    ============= ==============

(1) The Company's adjusted financial results for the second quarter of 2006 exclude a gain related to the repurchase of the 4.5% Notes at a price of $965 (plus accrued interest) for each $1,000 principal amount of notes tendered, offset by a write-off of related debt offering costs.
(2) The Company's adjusted financial results for the June quarter of 2005 exclude a net-of-tax realized loss of $1.3 million and an unrealized loss of $2.2 million related to a financial instrument the Company formed to reduce its investment risk associated with 1.5 million shares of NPS Pharmaceuticals, Inc. (NPS) common stock received in June 2003. The Company received the common stock under a merger termination agreement with NPS.
(3) Adjusted net income (loss) and adjusted net income (loss) per diluted share, as the Company defines them, may differ from similarly named measures used by other entities, and consequently, could be misleading unless all entities calculated and defined such items in the same manner. The Company believes that investors' understanding of its performance is enhanced by disclosing adjusted net income (loss) and adjusted net income (loss) per share reflecting adjustments for certain items that the Company deems to be non-recurring.








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CONFERENCE CALL AND WEBCAST
Enzon will be hosting a conference  call August 1, 2006 at 9:00 a.m. E.D.T.
All interested  parties may access the call by using the following information:

                  Domestic Dial-In Number:           (866) 585-6398
                  International Dial-In Number:      (416) 849-9626
                  Access Code:                       Enzon

Enzon's conference call will also be webcast in a "listen only" mode via the Internet at http://www.vcall.com. Additionally, for those parties unable to listen at the time of Enzon's conference call, a telephone rebroadcast will be available following the call from Tuesday August 1, 2006, at approximately 12:00 p.m. E.D.T. This rebroadcast will end on August 8, 2006, at approximately 11:59 p.m. E.D.T. The rebroadcast may be accessed using the following information:

                  Domestic Dial-In Number:           (888) 566-0744
                  International Dial-In Number:      (402) 220-1576
                  Access Code:                       3575790

ABOUT ENZON
Enzon Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to the development and commercialization of therapeutics to treat patients with cancer and adjacent diseases. Enzon's specialized sales force markets Abelcet(R), Oncaspar(R), Adagen(R), and Depocyt (R) in the United States. In addition, Enzon also receives royalties on sales of PEG-INTRON(R), marketed by Schering-Plough Corporation, and MACUGEN(R), marketed by OSI Pharmaceuticals and Pfizer Inc. Enzon's product-driven strategy includes an extensive drug development program that leverages its proprietary technologies, including a Customized Linker TechnologyTM PEGylation platform that utilizes customized linkers designed to release compounds at a controlled rate. Enzon complements its internal research and development efforts with strategic initiatives, such as partnerships designed to broaden its revenue base or provide access to promising new technologies or product development opportunities. The Company has also engaged in contract manufacturing opportunities with third parties to improve its efficiency. Further information about Enzon and this press release can be found on the Company's web site at www.enzon.com.

There are forward-looking statements contained herein, which can be identified by the use of forward-looking terminology such as the words "believes," "expects," "may," "will," "should", "potential," "anticipates," "plans" or "intends" and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments indicated in such forward-looking statements. Such factors include, but are not limited to the timing, success and cost of clinical studies and the ability to obtain regulatory approval of products A more detailed discussion of these and other factors that could affect results is contained in our filings with the U.S. Securities and Exchange Commission, including our transition report on Form 10-K for the six-month period ended December 31, 2005. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. No assurance can be given that the future results covered by the forward-looking statements will be achieved. All information in this press release is as of the date of this press release and Enzon does not intend to update this information.

                        (Financial information to follow)


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                                       -7-

                  Enzon Pharmaceuticals, Inc. and Subsidiaries
                      Consolidated Statements of Operations
                    THREE MONTHS ended June 30, 2006 and 2005
                      (In thousands, except per share data)
                                   (Unaudited)

                                                                                     June 30,                   June 30,
                                                                                       2006                       2005
                                                                              ------------------------    ----------------------
Revenues:
  Product sales, net                                                                         $ 24,537                  $ 23,480
  Royalties                                                                                    17,936                    16,878
  Contract manufacturing                                                                        5,131                     3,309
                                                                                      ----------------          ----------------
    Total revenues                                                                             47,604                    43,667
                                                                                      ----------------          ----------------

Costs and expenses:
  Cost of product sales and contract manufacturing                                             12,352                    13,717
  Research and development                                                                      9,466                     5,567
  Selling, general and administrative                                                          15,247                    17,565
  Amortization of acquired intangible assets                                                      185                     3,356
  Restructuring charge                                                                              -                     2,053
                                                                                      ----------------          ----------------
     Total costs and expenses                                                                  37,250                    42,258
                                                                                      ----------------          ----------------

Operating income                                                                               10,354                     1,409
                                                                                      ----------------          ----------------

Other income (expense):
  Investment income, net                                                                        3,084                     1,501
  Interest expense                                                                            (6,639)                   (4,958)
  Other, net                                                                                    4,476                   (3,245)
                                                                                      ----------------          ----------------
                                                                                                  921                   (6,702)
                                                                                      ----------------          ----------------
Income (loss) before income tax provision                                                      11,275                    (5,293)
Income tax provision                                                                              288                    80,239
                                                                                      ----------------          ----------------
Net income (loss)                                                                            $ 10,987                $ (85,532)
                                                                                      ================

Earnings (loss) per common share - basic                                                       $ 0.25                  $ (1.97)
                                                                                      ================          ================
Earnings (loss) per common share - diluted                                                     $ 0.25                  $ (1.97)
                                                                                      ================          ================
Weighted average shares - basic                                                                43,539                    43,501
                                                                                      ================          ================
Weighted average shares - diluted                                                              43,539                    43,501
                                                                                      ================          ================

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                  Enzon Pharmaceuticals, Inc. and Subsidiaries
                      Condensed Consolidated Balance Sheets
                       June 30, 2006 and December 31, 2005
                                 (In thousands)
                                   (Unaudited)

                                                                June 30,          December 31,
                                                                  2006               2005
                                                             ---------------- -------------------
ASSETS
Current assets:
  Cash and short-term investments                                  $ 332,530           $ 164,518
  Accounts receivable, net                                            12,078              14,087
  Inventories                                                         17,575              16,014
  Other current assets                                                 8,322              12,596
                                                             ---------------- -------------------
     Total current assets                                            370,505             207,215
                                                             ---------------- -------------------
Property and equipment, net                                           36,067              34,978
                                                             ---------------- -------------------
Other assets:
  Marketable securities                                               37,070              62,059
  Amortizable intangible assets, net                                  65,112              34,154
  Other long-term assets                                               7,365               2,939
                                                             ---------------- -------------------
                                                                     109,547              99,152
                                                             ---------------- -------------------
     Total assets                                                  $ 516,119           $ 341,345
                                                             ================ ===================

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current and other liabilities                                        $29,355             $31,315
Notes payable                                                        535,223             394,000
Stockholders' deficit                                               (48,459)            (83,970)
                                                             ---------------- -------------------
     Total liabilities and stockholders' deficit                   $ 516,119           $ 341,345
                                                             ================ ===================
Common shares outstanding                                             43,762              43,787
                                                             ================ ===================


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